Exhibit 99.1

Panacea Announces Letter of Intent to Acquire N7 Enterprises, Inc.

Panacea Life Sciences Holdings, Inc.

GOLDEN, Colo., January 23, 2023 (GLOBE NEWSWIRE) — Panacea Life Sciences Holdings, Inc. (OTCQB: PLSH) (“Panacea or PLSH” or the “Company”), a Colorado-based manufacturing, research and product development company in the natural health and wellness industry, announced today that the Company has executed a letter of intent to acquire N7 Enterprises, Inc. Pursuant to the terms of the letter of intent, Panacea would acquire all of the outstanding membership interests of N7 Enterprises in consideration for the issuance of common shares of the Company to the existing shareholders of N7 Enterprises.

N7 Enterprises operates an expanding Florida chain of kava and kratom lounges under the Lizard Juice™ and N7 Nitro Kava™ brands founded in 2012, and is also a distributor of CBD, hemp, kratom and kava related products through its New Age Distribution subsidiary, founded in 2022. For its two business segments, N7 Enterprises showed $4.1 million in revenue for the 2022 fiscal year and is estimating that net income for the year will exceed $1 million.

“Acquiring N7 Enterprises’ popular retail chain and innovative distribution business will be a significant deepening of our U.S. market penetration into the health and wellness industry and a significant leap forward for PLSH,” said Leslie Buttorff, CEO. “With this acquisition we can capture a high value business in the natural beverage retail and wholesale markets by expanding into distribution with a business plan that includes brand licensing and franchising development for all our product segments. I look forward to updating shareholders as this transaction progresses.”

Completion of the acquisition of N7 Enterprises is subject to a few conditions, including, but not limited to, completion of due diligence and negotiation of definitive documentation. The proposed acquisition is not expected to constitute a fundamental change for the Company, nor is it expected to result in a change of control of the Company within the meaning of applicable securities laws.

About Panacea Life Sciences Holdings, Inc.

Panacea Life Sciences Holdings, Inc. (PLSH) is holding company structured to support the life sciences and health and wellness industry. Its subsidiary, Panacea Life Sciences, Inc. (PLS) is dedicated to manufacturing, research and producing the highest-quality, hemp-derived cannabinoid, functional mushroom, Kratom and nutraceutical products for consumers and pets. Established in 2017, PLS is a woman-owned and woman-led company. Panacea operates out of its 51,000 square foot, state-of-the-art, cGMP facility in Golden Colorado, focusing on natural plant-based extraction, manufacturing, research, testing and fulfillment services. Panacea operates in every segment of the manufacturing value chain. From cultivation to finished goods, the company ensures its products with stringent GMP standards and testing protocols employed at every stage of the supply chain. Panacea also offers the purest natural remedies within its branded product lines for every aspect of life: PANA Health™, PANA Beauty®, PANA Sport™, PANA Pet®, PANA Pure® and PANA Life™. If you would like more information, please visit www.panacealife.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, risks arising from supply chain disruptions or our ability to obtain raw materials as well as similar problems with our vendors, our ability to fulfill purchase orders on a timely manner, our ability to fully collect money for our purchase orders, the risk of customers returning our products, impact of the pandemic including new variants on our workforce, as well as those risks and uncertainties described by us in our annual report on Form 10-K for the fiscal year ended December 31, 2021 under the heading “Risk Factors”. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as may be required by law.

Contact:

Nick Cavarra

President

Nick.cavarra@panacealife.com